As filed with the Securities and Exchange Commission on May 16, 1996
                                                  Registration No. 333-_________
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                                   ----------

                            ELECTROPHARMACOLOGY, INC.
                (Name of registrant as specified in its charter)

                                   ----------

      Delaware            2301 N.W. 33rd Court, Suite 102          95-4315412
(State or jurisdiction     Pompano Beach, Florida 33069         (I.R.S. employer
 of incorporation or              (954) 975-9818                 identification
   organization)           (Address, including zip code,            number)
                           and telephone number, including
                        area code, of registrant's principal
                                 executive offices)

                                   ----------

                             David Saloff, President
                         2301 N.W. 33rd Court, Suite 102
                          Pompano Beach, Florida 33069
                                 (954) 975-9818

                                   ----------

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:

                             Robert J. Mittman, Esq.
                              Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5555
                           Telecopier: (212) 885-5001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box |X|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_| ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

===================================================================================================================================
     Title of Shares                                     Proposed Maximum Offering    Proposed Maximum Aggregate      Amount of
    to be Registered           Amount to be Registered(1)     Price Per Share(2)           Offering Price(2)        Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value      4,729,130 shares                 $6.50                       $30,739,345            $10,599.77(3)
===================================================================================================================================

(1) Includes shares issuable upon exercise or conversion of warrants and preferred stock.

(2) Pursuant to Rule 457(c) of the Securities Act of 1933, the registration fee has been calculated based upon the average of the bid and asked price as reported by NASDAQ for the registrant's Common Stock on May 10, 1996.

(3) Fees previously paid for 2,034,066 shares of Common Stock. Registration fee of $6,040.66 is being paid hereunder.

                                   ----------

Pursuant to Rule 429 under the Act, this Registration Statement relates to the Registration Statement on Form SB-2 (File No. 33-87934-A), as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                4,729,130 Shares

                            ELECTROPHARMACOLOGY, INC.

                                  Common Stock

     This Prospectus relates to 718,750 shares of common stock (the "Common Stock"), of Electropharmacology, Inc. (the "Company") which may be issued upon exercise of warrants (the "Public Warrants") issued in connection with the Company's initial public offering in May 1995. Each Public Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $6.00, subject to adjustment in certain circumstances, at any time commencing June 12, 1996 through and including May 12, 1998. The Warrants are redeemable by the Company, with the consent of Paragon Capital Corporation ("Paragon"), the underwriter of the Company's initial offering, at any time after June 12, 1996, upon notice of not less than 30 days, at a price of $.10 per Public Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days prior to the day on which the Company gives notice has been at least 130% (currently $7.80, subject to adjustment) of the then exercise price of the Public Warrants.

     This Prospectus also relates to an offering by certain selling stockholders (the "Selling Stockholders") of an aggregate of up to 4,010,380 shares, consisting of (i) 939,523 shares of Common Stock, (ii) 2,461,407 shares issuable upon the exercise of warrants (the "Private Warrants"), (iii) 421,950 shares issuable upon the conversion of Preferred Stock and (iv) 187,500 shares issuable upon the exercise of warrants issued to Paragon (the "Underwriter's Warrants"). Sales of the Common Stock by the Selling Stockholders are subject to certain contractual obligations. See "Selling Stockholders and Plan of Distribution."

     The Common Stock may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Selling Stockholders and Plan of Distribution."

     The Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ Small Cap Market under the symbol EPHI. On May 10, 1996, the closing sale price of the Common Stock as reported by NASDAQ was $6.375.

                             ----------------------

           THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A
               HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY
                  INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR
                      ENTIRE INVESTMENT. SEE "RISK FACTORS"
                                   ON PAGE 8.

                            -------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                     The date of this Prospectus is __, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400 Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

     (a) Annual Report on Form 10-KSB for the fiscal year ended December 31,
1995;

     (b) Quarterly Report on Form 10-QSB for the three month period ended March 31, 1996; and

     (c) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, declared effective on May 12, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be directed to Mr. David Saloff, Electropharmacology, Inc., 2301 N.W. 33rd Court, Suite 102, Pompano Beach, Florida 33069, telephone: (954) 975-9818.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 incorporated by reference in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                   The Company

     Electropharmacology, Inc. (the "Company") is engaged in designing, developing and marketing proprietary medical devices incorporating pulsed radio frequency ("PRF") therapy. PRF therapy utilizes radio frequency waves to create pulsed electromagnetic energy fields that achieve therapeutic benefits when applied to superficial soft body tissue. To date, the Company's focus has been the application of PRF therapy to medical devices used to treat pain and edema (the abnormal accumulation of fluid in soft tissue resulting in swelling) associated with a variety of postoperative medical conditions, including wounds, trauma, fractures and surgery. The Company's initial product, which is marketed under the MRT(R) sofPulseTM name (the "sofPulse"), is a compact, easy to operate, non-invasive medical device designed to deliver pulsed electromagnetic energy fields to soft tissue for the treatment of pain and edema. The Company has developed the sofPulse in response to perceived market opportunities arising out of various therapeutic applications for PRF therapy.

     The sofPulse consists of a compact electronic console and a nine-inch diameter circular treatment head ("applicator") which can be combined to fit a Company-designed portable cart for mobility or a plastic molded cradle for countertop use. The sofPulse's electronic console contains a radio frequency ("RF") generator that operates at a frequency of 27.12 Megahertz ("MHZ") within the scientific radio frequency band. The RF generator supplies radio frequency power to emission coils that generate pulsed electromagnetic energy fields in the applicator. To use the sofPulse, the center of the applicator is placed in close proximity to the patient's source of pain and edema to deliver therapeutic pulsed electromagnetic energy, which penetrates soft tissue underneath the skin. Treatment may be administered through clothing, casts and dressings, permitting convenient and immediate use for optimal effectiveness following trauma or surgery. The Company believes that the sofPulse is capable of treating pain and edema in soft tissues on a cost-effective basis, without the side effects generally associated with conventional treatments, such as analgesic and anti-inflammatory pharmaceuticals.

     The Company's principal marketing efforts are directed toward healthcare professionals and providers engaged in medical and healthcare practices where the sofPulse is believed to have wide application. The Company's strategy is to market the sofPulse to nursing homes and hospitals with access to substantial numbers of patients and, to a lesser extent, plastic/reconstructive and orthopedic surgeons and professional and collegiate sports teams. The Company believes that rentals will maximize returns to the Company and seeks to promote rentals as part of its pricing and marketing strategies. The Company also plans to disseminate information relating to the therapeutic value of the sofPulse to the medical community in connection with its marketing and promotional activities. The Company's objective is to establish the sofPulse as a standard by which physicians and other healthcare providers apply postoperative treatment for pain and edema.

     The Company's principal sources of revenue have been rental fees charged to nursing homes and hospitals for the use of the sofPulse and revenue generated from sales of the sofPulse to plastic/reconstructive and orthopedic surgeons. As of March 31, 1996, the Company has sold 64 sofPulse devices to distributors and plastic/reconstructive and orthopedic surgeons and has rented 193 sofPulse devices, primarily to nursing homes and hospitals.

     To date, the Company has generated limited revenues from sales and rentals of the sofPulse, which has achieved only limited market acceptance. Achieving market acceptance for the sofPulse will require substantial marketing efforts and expenditure of significant funds to inform physicians of the distinctive characteristics and benefits of PRF therapy as well as what the Company believes are the advantages of the sofPulse. There can be no assurance that PRF therapy will become a generally accepted medical practice or that the Company's efforts will result in successful product commercialization or initial or continued market acceptance for the sofPulse.

     Pursuant to a premarket notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act (the "FDC Act"), in January 1991, the Company was advised that the Federal Food and Drug Administration (the "FDA") found the sofPulse to be "substantially equivalent" in terms of safety and effectiveness to a medical device marketed prior to 1976. The Company commenced marketing the sofPulse in early 1992. In April 1994, the FDA announced its intention to adopt regulations requiring the submission of premarket approval applications for Class III medical devices, such as the sofPulse. Premarket approval applications require manufacturers of medical devices to submit information based on clinical studies to establish independently that a device is safe and effective for its intended use. The FDA's rule making activities involve the publication of proposed regulations and the adoption of final regulations, which would require the submission of premarket approval applications within 90 days after the date of adoption. The Company had assumed for planning purposes that proposed regulations could be published by mid 1995. As of the date of this Prospectus, the FDA had not yet published proposed regulations. Upon acceptance by the FDA of a timely filing of a premarket approval application, the Company will be able to continue to market the sofPulse pending FDA approval.

     Since 1992, the Company has engaged third-party researchers to conduct pilot research and clinical studies for the purpose of further supporting the safety and efficacy of PRF therapy and to document the physiological events which underlie such therapy and the optimum field doses for various applications. In response to the FDA's intention to publish proposed regulations requiring the filing of premarket approval applications, the Company developed and commenced implementing an accelerated and expanded research and clinical study program, including an efficacy study which was conducted at various university and hospital sites in the United States and Canada. The results of such study demonstrate significant effects on edema reduction, although pain reduction effects were not significant. The inability to demonstrate significant pain reduction effects was attributable to difficulty in patient enrollment in that approximately 55% of patients were asymptomatic of pain. The Company is developing a protocol and intends to conduct a smaller confirmatory study designed to demonstrate pain reduction at four universities. The Company expects to commence patient enrollment by June 1996 and believes that such study will be completed by the end of 1996. The Company anticipates that the costs associated with such study will be approximately $50,000.

     The Company believes that its research and clinical studies will satisfy the safety and efficacy requirements of a premarket approval ("PMA") application in anticipation of the FDA requiring the filing of a PMA application, in order to maintain its right to continue to market the sofPulse for the foreseeable future. There can be no assurance that the Company's research and clinical studies will satisfy PMA requirements or that the Company will be able, for financial or other reasons, to successfully complete such studies and file its PMA application within the time ultimately prescribed by the FDA. Failure to complete research and clinical studies and file a satisfactory PMA application within 90 days following the adoption of final regulations by the FDA would result in a revocation of its Section 510(k) approval and otherwise prevent the Company from marketing and, consequently, generating any revenues from sales and rentals of the sofPulse in the United States until a PMA application is filed and approved by the FDA. Revocation of the Company's Section 510(k) approval would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail its operations.

     The process of filing, obtaining and maintaining required premarket approval is lengthy, expensive and uncertain. The clinical trial period for medical device development necessary to enable the Company to submit a PMA application can take one to four years and averages two years. Once a PMA application is submitted, FDA review for approval for marketing clearance averages three to six years. There can be no assurance that the Company will ultimately obtain FDA approval of its PMA application. Failure to obtain FDA approval of the PMA application or the revocation of its Section 510(k) approval during FDA review of its PMA application would prevent the Company from marketing the sofPulse, its only currently commercialized product in the United States.

     The Company has a limited operating history and has incurred substantial losses. Losses are increasing and are continuing through the date of this Prospectus. The Company expects to continue to incur significant expenses in connection with its operations, which will result in significant losses for the foreseeable future. There can be no assurance that the Company will be able to generate significant revenues or ever achieve profitable operations. See "Risk Factors."

     The Company was incorporated under the laws of the State of California in August 1990 under the name Magnetic Resonance Therapeutics, Inc. and reincorporated under the laws of the State of Delaware and changed its name to Electropharmacology, Inc. in February 1995. The Company's executive offices are located at 2301 NW 33rd Court, Suite 102, Pompano Beach, Florida 33069, and its telephone number is (305) 975- 9818.

Recent Developments

     In November 1995, the Company issued to Mr. Norton Herrick (i) 421,950 shares of Series A Convertible Preferred Stock (the "Preferred Stock") and (ii) warrants to purchase an aggregate of 1,721,950 shares of Common Stock in consideration of $2,000,000.

     Each share of Preferred Stock is convertible, at the option of the holder, into one share of Common Stock (subject to adjustment in certain circumstances) at any time until November 13, 2000, at which time outstanding shares of Preferred Stock automatically convert into Common Stock. Shares of Preferred Stock have votes equal to those of the Common Stock into which they are convertible and, subject to certain exceptions and except as required by law, vote together with the Common Stock as a single class. The Preferred Stock votes as a single class on certain matters including, the incurrence of secured indebtedness by the Company, changes in the number and terms of the directors of the Company and the issuance of cash dividends and redemptions or repurchases of securities by the Company. The Preferred Stock is entitled to receive non-cumulative cash dividends, when, as and if declared by the Board of Directors of the Company and has a liquidation preference of $4.74 per share.

     The warrants consist of warrants to purchase: (i) 421,950 shares of Common Stock at an exercise price of $.01 per share; (ii) 800,000 shares of Common Stock at an exercise price of $6.00 per share; (iii) 250,000 shares of Common Stock at an exercise price of $7.50 per share; and (iv) 250,000 shares of Common Stock at an exercise price of $9.00 per share. The Warrants are exercisable at any time until November 13, 2005. The exercise price and number of shares issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including the issuance of securities for a price less than the current market value of the Common Stock.

     The Company agreed to include the shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the warrants in the Registration Statement of which this Prospectus forms a part. Mr. Herrick is entitled to sell (i) up to one-third of his securities beginning on May 13, 1996, (ii) up to two-thirds of his securities beginning on November 13, 1996 and
(iii) the balance commencing February 13, 1997.

     The Company granted Mr. Herrick the right to require the Company to increase the number of directors to nine persons and to nominate two individuals for election as directors. Mr. David Saloff, President and Chief Executive Officer of the Company, has agreed to vote all of his shares of Common Stock for the persons nominated by Mr. Herrick and to take all other actions necessary in his capacity as a stockholder to cause the election to the Board of Directors of the persons nominated by Mr. Herrick. In addition, the Company granted Mr. Herrick a right of first refusal with respect to any sale by the Company of Common Stock, options, warrants or other securities convertible into Common Stock.

     In connection with the transaction, the Company paid $60,000 to Whale Securities Co., L.P. ("Whale") and $40,000 to Millenium Capital Corporation and agreed to issue five-year warrants to purchase 100,000 shares at an exercise price of $5.50 per share to Whale and its designees for introducing Mr. Herrick to the Company.

     In November 1995, Murray Feldman, the uncle of Mr. Saloff, converted an aggregate of $1,000,000 principal amount of promissory notes into 195,945 shares of Common Stock. In consideration of such conversion, the Company granted to Mr. Feldman five-year warrants to purchase 300,000 shares of Common Stock at a price of $6.25 per share, subject to adjustment in certain circumstances. The Company agreed to include the shares underlying the warrants in the Registration Statement of which this Prospectus forms a part.

     In November 1995, Mr. Saloff sold 320,000 shares of Common Stock to Mr. Feldman in consideration for a promissory note in the amount of $1,920,000. Mr. Feldman granted Mr. Saloff a proxy to vote these shares of Common Stock. This proxy is terminable at will.

                                  The Offering

Securities offered ............       4,729,130 shares

Common Stock outstanding(1) ...       3,074,474 shares

Use of Proceeds ...............       Any proceeds received by the Company from time to time
                                      upon exercise of the Public Warrants, the Private Warrants and the Underwriter's Warrants will be used for working
                                      capital and general corporate purposes.  The Company will
                                      not receive any proceeds from any sales of Common Stock
                                      by the Selling Stockholders or upon conversion of the
                                      Preferred Stock.  See "Use of Proceeds."

Risk Factors ..................       The securities offered hereby are speculative and involve a high degree of risk and should not be purchased by
                                      investors who cannot afford the loss of their entire
                                      investments.  See "Risk Factors."

NASDAQ Symbol .................       EPHI

- ---------------

(1) Based on shares outstanding on April 30, 1996. Does not include (i) 187,500 shares issuable upon exercise of the Underwriter's Warrants, (ii) 322,840 shares issuable upon exercise of outstanding options and options available for grant under the Company's 1994 Stock Option Plan, (iii) 2,461,407 shares issuable upon exercise of the Private Warrants, (iv) 718,750 shares issuable upon exercise of the Public Warrants or (v) 421,950 shares issuable upon conversion of the Preferred Stock. See "Selling Stockholders and Plan of Distribution."

           Outstanding Convertible Securities and Registration Rights

     As of the date of this Prospectus, the Company had outstanding warrants to purchase an aggregate of 3,434,657 shares of Common Stock including Public Warrants to purchase 718,750 shares of Common Stock and Underwriters Warrant's to purchase 187,500 shares of Common Stock at an exercise price ranging from $.01 to $9.00 per share. In addition, the Company had outstanding 421,950 shares of Convertible Preferred Stock. The terms upon which the Company will be able to obtain additional equity financing may be adversely affected since the holders of outstanding convertible securities can be expected to exercise or convert them at a time when, in all likelihood, the Company would be able to obtain any needed capital on terms more favorable to the Company than those provided by such securities.

     The Company has granted certain registration rights to the holders of an aggregate of 4,010,380 shares of Common Stock (including 3,070,857 shares issuable upon the exercise of the Private Warrants or the Underwriter's Warrants or conversion of Preferred Stock) and has agreed to maintain a current prospectus to permit the exercise of the Public Warrants. The possibility that substantial amounts of Common Stock may be sold in the public market will likely adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Risk Factors."

                                  RISK FACTORS

     The shares offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider the following risk factors before making an investment decision.

     Limited Operating History and Revenues; Significant and Continuing Losses. The Company was organized in August 1990 and has a limited operating history upon which an evaluation of the Company's prospects and performance can be made. The Company's prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business, the development and commercialization of new products based on innovative technology and the competitive environment in which the Company operates. Since inception, the Company has generated limited revenues and has incurred significant losses, including losses of $2,073,883 and $3,069,586, respectively, for the years ended December 31, 1994 and 1995 and, at December 31, 1995, had an accumulated deficit of $7,190,179. Losses are increasing and are continuing through the date of this Prospectus. Inasmuch as the Company has a high level of operating expenses (including salaries of executive, research, technical and marketing personnel) and will be required to make up-front expenditures in connection with research and clinical studies and the purchase of sofPulse devices held for rental, the Company anticipates that it will continue to incur significant losses for the foreseeable future. There can be no assurance that the Company will be able to generate significant revenues or ever achieve profitable operations.

     Filing Requirement for Premarket Approval Application; Possible Revocation of Section 510(k) Approval. Pursuant to a premarket notification under Section 510(k) of the FDC Act, in January 1991, the Company was advised that the FDA found the sofPulse to be "substantially equivalent" in terms of safety and effectiveness to a medical device marketed prior to 1976. In April 1994, the FDA's Office of Device Evaluation published a strategy with respect to the implementation of the Safe Medical Devices Act, which requires the FDA to publish regulations directing the submission of premarket approval applications for Class III medical devices, such as the sofPulse. The Company anticipates, based on the FDA's Office of Device Evaluation strategy, that the FDA will require the Company to comply with the rigorous PMA application requirements and submit information based on clinical studies to establish independently that the sofPulse is safe and effective for its intended use. The PMA process is lengthy, expensive and complex and requires extensive research and clinical studies, and will require the submission of substantial clinical and statistical data within the time ultimately prescribed by the FDA. Although the Company believes that its research and clinical studies are currently on schedule in order to maintain its right to continue to market the sofPulse for the foreseeable future, there can be no assurance that the Company will be able, for financial or other reasons, to successfully complete such studies and file its PMA application on a timely basis, or at all. Failure to file a PMA application within 90 days following the adoption of final regulations by the FDA would result in the revocation of the Company's Section 510(k) approval and otherwise prevent the Company from marketing and, consequently, generating any revenues from sales and rentals of the sofPulse in the United States until a PMA application is filed and approved by the FDA. In addition, there can be no assurance that the Company's Section 510(k) approval will not be revoked by the FDA during its review of the Company's PMA application. Revocation of the Company's Section 510(k) approval would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail its operations.

     Need for Additional Financing. The Company's capital requirements have been and will continue to be significant. The Company believes, based upon the Company's currently proposed plans and assumptions relating to its operations (including the timetable of, and costs associated with, the preparation and filing of the PMA application), that cash flow from operations and available cash resources, will be sufficient to complete research and clinical studies, file a PMA application and otherwise satisfy its anticipated cash requirements through 1996. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or cash flow proves to be insufficient to complete research and clinical studies (due to unanticipated expenses, delays, technical problems, difficulties or otherwise), the Company would be required to seek additional financing. In addition, implementation of any ongoing or additional research and clinical studies following the filing of a PMA application, if required by the FDA or undertaken in connection with marketing activities, would require additional capital resources. Moreover, in the event of a revocation of the Company's Section 510(k) approval, the Company would be required to seek substantial additional financing in order to market the sofPulse in foreign jurisdictions, develop new products and otherwise to sustain its operations. The Company has no arrangements with respect to, or sources of, additional financing, and there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. Failure to obtain any such additional financing would have a material adverse effect on the Company.

     Uncertainty of Research and Clinical Studies. The Company intends to continue to support third- parties to conduct research and clinical studies, primarily for the purpose of demonstrating the safety and efficacy of the sofPulse in connection with its PMA application. The Company will be substantially dependent upon third-party researchers and others, over which the Company will not have absolute control, to satisfactorily complete scientific studies performed on behalf of the Company. Certain of such studies, including the Company's proposed confirmatory study designed to demonstrate pain reduction effects of PRF therapy, will require the commitment of considerable additional efforts, time and resources to demonstrate efficacy and otherwise satisfy PMA requirements. The Company's success will be highly dependent upon the results of these studies, and there can be no assurance that such results will be favorable. Even if the results of these studies are positive, there can be no assurance that the Company's PMA application will be approved or, if approved, that physicians, hospitals and other healthcare providers will be sufficiently encouraged by the results to commit to use the sofPulse. They may elect to use other medical devices or therapies which they believe to be more efficient or have advantages over the sofPulse. In addition, there can be no assurance that positive studies will translate into acceptance by the medical community over a longer period of time, that the medical community will be satisfied with the results or that the results will be indicative of the ultimate success of product commercialization.

     Citizen's Petition and Litigation Relating to the SofPulse. In January 1991, the Company was advised that the FDA found the sofPulse to be "substantially equivalent" in terms of safety and effectiveness to a medical device marketed by Diapulse Corporation of America, Inc. ("Diapulse"). In February 1993, Diapulse filed a citizen's petition requesting that the FDA revoke the substantial equivalence finding for the sofPulse and prevent the Company from making certain labeling claims. The Company believes, based upon advice of regulatory counsel, that the petition is without merit and has responded to the petition. The Company has, however, in response to comments received from the FDA, made revisions in its promotional documents to eliminate material which may be interpreted as contrary to FDA regulations. The Company has received an opinion of regulatory counsel stating that it is highly unlikely that the FDA will grant the petition. Nevertheless, in the event that the FDA were to grant the petition, the Company's business and prospects would be materially adversely affected. By regulation, the FDA is required to respond to the petition within 180 days and may request additional information. As of the date of this Prospectus, the FDA has not notified the Company of any action with respect to the petition. In addition, in August 1994, Diapulse filed a lawsuit against the Company and certain of its employees alleging that the defendants engaged in deceptive acts and practices, false advertising and unfair competition in connection with the marketing of a medical device. Diapulse also alleges that two of the Company's former employees breached confidentiality and noncompetition agreements with Diapulse and that the Company aided in the alleged breaches of contract. Diapulse is seeking unspecified monetary damages, including punitive damages, and injunctive relief. This lawsuit is in a preliminary stage and the outcome of this litigation is uncertain. Although the Company believes that it has meritorious defenses which it will pursue vigorously and has filed a motion to dismiss Diapulse's action, there can be no assurance that the ultimate outcome of such action will be resolved favorably to the Company or that such litigation will not have an adverse effect on the Company's liquidity, financial condition and results of operations.

     Technological Factors; Uncertainty of Product Development; Unproven Technology. Although the Company's development efforts relating to the technological aspects of the existing versions of the sofPulse are substantially completed, the Company is continually seeking to refine and improve the sofPulse. The initial version of the sofPulse generates power at levels that cause interference with sensitive medical equipment, such as the electrocardiogram (ECG), electroencephalogram (EEG) and electromyelogram (EMG), equipment which is an integral part of operating rooms and intensive care units of hospitals. The Company has developed an enhanced version of the sofPulse designed to use less power to generate energy, while maintaining the same pulsed electromagnetic energy field necessary to achieve desired therapeutic effects. Both versions of the sofPulse, however, as currently designed, should not be used within approximately 20 feet of any such equipment. Inasmuch as the sofPulse has demonstrated optimal effectiveness when used immediately following trauma or surgery, the inability of the sofPulse to be used near such equipment could adversely affect the Company's ability to market the sofPulse for use in certain areas of hospitals. The Company is currently developing several different versions of the sofPulse, which the Company believes will enhance the marketability of the sofPulse. The Company's efforts remain subject to all of the risks inherent in new product development, including unanticipated technical, regulatory or other problems which could result in material delays in product development or commercialization or significantly increased costs. The Company may be required to commit considerable additional efforts, time and resources to finalize development of production versions of its proposed devices. The Company's success will depend upon such products meeting targeted product costs and performance, and may also depend upon their timely introduction into the marketplace. There can be no assurance that development of the Company's proposed products will be successfully completed on a timely basis, or at all, that they will meet projected price or performance objectives, satisfactorily perform all of the functions for which they are being designed, or prove to be sufficiently reliable or durable in widespread commercial application. Moreover, there can be no assurance that unanticipated problems will not arise with respect to technologies incorporated into the sofPulse or that product defects will not become apparent after commercial introduction. In the event that the Company is required to remedy defects in any of its products after commercial introduction, the costs to the Company could be significant, which could have a material adverse effect on the Company.

     In addition, there has been only limited research in many areas of the Company's focus and results obtained in research and testing conducted to date are not conclusive as to what influences cause the therapeutic effect of PRF therapy. Although research and clinical studies conducted to date do not indicate any adverse side effects associated with the use of PRF therapy, since the long-term effects of PRF therapy on humans is uncertain, the Company's products may ultimately prove to have undesirable or unintended side effects, which would have a material adverse effect on the Company.

     Uncertainty of Market Acceptance. To date, the Company has generated limited revenues from sales and rentals of the sofPulse, which has achieved only limited market acceptance. The Company has limited marketing experience and limited financial, personnel and other resources to independently undertake extensive marketing activities. The Company is attempting to market a form of medical treatment which relies on fundamentally changing the way physicians and patients relate to therapy for pain and edema, an activity pattern which has been relatively consistent since the introduction of analgesic and anti-inflammatory pharmaceuticals and other conventional treatments, such as ice packs. As is typically the case of an emerging medical practice, demand and market acceptance for newly introduced medical products is subject to a high level of uncertainty. Achieving market acceptance for the sofPulse will require substantial marketing efforts and expenditure of significant funds to inform physicians of the distinctive characteristics and benefits of PRF therapy as well as what the Company believes are the advantages of the sofPulse. Physicians are generally reluctant to use new medical technology until its safety, efficacy and cost-effectiveness have been demonstrated by clinical studies published in respected scientific and medical journals. There can be no assurance that PRF therapy will become a generally accepted medical practice or that the Company's efforts will result in successful product commercialization or initial or continued market acceptance for the sofPulse.

     Uncertainty of Regulatory Approval for the sofPulse; Lengthy Approval Process. The Company's research, development, clinical trials, manufacturing and marketing of its products are subject to an extensive, rigorous and frequently changing regulatory review process by the FDA and other regulatory agencies in the United States and various foreign countries. The process of obtaining and maintaining required regulatory approvals is lengthy, expensive and uncertain. The clinical trial period for medical device development necessary to enable the Company to submit a PMA application can take from one to four years and averages two years. The Company believes that its research and clinical studies (which it commenced in late 1992) will be completed by the end of 1996 in anticipation of the FDA requiring the filing of a PMA application in order to maintain its right to continue to market the sofPulse for the foreseeable future. Once a PMA application is submitted, FDA review for approval for marketing clearance averages three to six years. There can be no assurance that the Company will be able, for financial or other reasons, to file its PMA application within 90 days following the adoption of final regulations by the FDA or that the Company's PMA application will ultimately be approved by the FDA. Failure to obtain FDA approval of the Company's PMA application or revocation of its Section 510(k) approval during FDA review of its PMA application would prevent the Company from marketing the sofPulse, its only currently commercialized product in the United States. Even if regulatory approvals are obtained, a marketed product and its manufacturer are subject to continuing regulatory review, and discovery of previously unknown problems or amendments to existing statutes or regulations or the adoption of new statutes or regulations could result in restrictions on such product or manufacturer, including withdrawal of the product from the market. The FDA requires submission of a new PMA notification for any change or modification to a previously marketed product that significantly affects safety or effectiveness (e.g., a significant change or modification in design, material, composition, energy source or manufacturing process). There can be no assurance that the Company will not be required to obtain premarket approval prior to the marketing of any of its proposed products. The Company is also subject to various FDA regulations which govern or influence the research, testing, manufacture, safety, labeling, storage, recordkeeping and advertising and promotion of medical devices. The manufacture of the sofPulse is subject to current Good Manufacturing Practices ("GMP") prescribed by the FDA and periodic compliance inspections by the FDA, and the Company may become subject to pre-approval inspections by the FDA prior to commercial manufacture of future products. Failure or delay by the Company to comply with GMP or satisfy FDA regulations or inspections could subject the Company to civil remedies, including fines, suspensions, delays of approvals injunctions, recalls or seizures of products, operating restrictions, as well as potential criminal sanctions, which could have a material adverse effect on the Company.

     Dependence on Third-Party Reimbursement. Successful commercialization of the Company's products will depend in part upon the availability of reimbursement for the cost of related treatment from third-party healthcare payors, principally Medicare, Medicaid and private health insurance plans, including health maintenance organizations. Third-party payors may deny reimbursement notwithstanding FDA approval if it is determined that a therapeutic medical device is unnecessary, inappropriate, not cost-effective, experimental or for a non-approved indication. Such third-party payors are increasingly challenging the price of medical products and services, which have had and could continue to have a significant effect on the purchasing patterns of many healthcare providers, generally causing them to be more selective in the purchase of medical equipment and the approval of certain treatments which such third-party payors may perceive as non-essential. Several proposals have recently been made by federal and state government officials that may lead to substantial healthcare reforms, including the implementation of a government-directed national healthcare system and stringent healthcare cost-containment measures. Adoption of such a system or cost controls could further limit reimbursement for medical products and services. Although twelve of the fourteen fiscal intermediaries for Medicare which the Company has solicited have approved reimbursement for the sofPulse, one of the largest fiscal intermediaries for Medicare has to date declined to approve reimbursement for the sofPulse, which could limit the Company's ability to successfully market the sofPulse in certain markets. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available with respect to any of the Company's products in the future. Failure to receive adequate levels of reimbursement for the sofPulse could have a material adverse effect on the Company.

     Limited Product Line; Potential Markets. To date, all of the Company's revenues have been derived from the sale or rental of the sofPulse to a limited number of physicians, nursing homes and hospitals, a decline in the sale or rental of which would have a material adverse effect on the Company. The market for plastic/reconstructive surgeons, the Company's initial market, is relatively small and the Company believes that such practitioners have deferred spending decisions due to a general decline in their business resulting from FDA pronouncements regarding the safety and efficacy of breast implants. As a result of these and other factors, the Company's prospects will be significantly affected by its ability to penetrate the markets for nursing homes and hospitals, as well as office-based practitioners. A hospital's decision to purchase or rent new medical equipment is often lengthy and requires the approval of a significant number of hospital administrators. The Company's prospects could be adversely affected by a decline in the economic prospects of hospitals generally, which could result in reduction or deferral of capital expenditures by prospective customers. There can be no assurance that recent trends among hospitals to curtail spending will not have an adverse effect on the Company. In addition, in recent years, office-based practitioners have been affected by the popularity of managed care providers and general consolidating trends in the industry, which could result in reduction or deferral of new equipment purchases by such practitioners. As a result, there can be no assurance that the Company will not remain largely dependent on non-recurring sales and rentals of the sofPulse to a limited customer base, which sales and rentals will constitute all or a significant portion of the Company's revenues.

     Competition; Technological Obsolescence. The markets for medical products are highly competitive. Competition from other medical products companies and research and academic institutions is intense and expected to increase. Although the Company is not aware of any company, other than Diapulse, which directly competes against the Company in the treatment of pain and edema through the use of PRF therapy, there can be no assurance that other technologies or products which are functionally similar to those of the Company are not currently under development. In addition, there can be no assurance that other companies with the expertise or resources that would encourage them to attempt to develop or market competing products will not develop new products directly competitive with the sofPulse. The Company is aware of several other companies which manufacture medical devices based on similar technologies for other applications, including bone healing and spinal fusion applications, that could adapt their technologies or products to compete directly with the sofPulse. Certain of these companies have well-established reputations for success in the development, sale and service of medical products and have substantially greater financial, technical, personnel and other resources than the Company, enabling them to undertake clinical testing of products, obtain regulatory approvals and manufacture and market medical devices in response to competitors seeking to market new products and enter into new markets. The Company also expects other companies, universities and research organizations that actively engage in research and development to develop technologies or products which will compete with the Company's products. In addition, the medical products market is characterized by rapidly changing technology and evolving industry standards often resulting in product obsolescence or short product life cycles. As a result, the Company's ability to compete will be dependent on the Company's ability to continually enhance and improve its products and to successfully develop or acquire and market new products. There can be no assurance that the Company will be able to compete successfully, that competitors will not develop technologies or products that render the Company's products obsolete or less marketable or that the Company will be able to successfully enhance its existing products or develop or acquire new products.

     Dependence on Third-Party Manufacturers and Suppliers. The Company has been and will continue to be dependent on third-party suppliers for all of its supply of components incorporated in the sofPulse. The Company is currently dependent on a single manufacturer for a portion of its supply of its RF generators and applicators incorporated into the sofPulse. Such manufacturer currently has limited production capacity and there can be no assurance that it will dedicate sufficient production capacity to satisfy the Company's product requirements on commercially reasonable terms or within scheduled delivery times. Failure by such manufacturer to continue to supply the Company with products on commercially reasonable terms, or at all, in the absence of suitable alternative arrangements, could have a material adverse effect on the Company. Other components, including Company-designed carts, plastic molded cradles and counter balanced arms incorporated into the sofPulse, are also obtained from sole suppliers. Failure by these suppliers to continue to supply the Company with components would also have a material adverse effect on the Company. While the Company believes that alternative sources are currently available for all of such components, including RF generators and applicators, the Company's business is generally subject to the risk of price fluctuations and periodic shortages of components. The Company does not maintain supply agreements with its manufacturer or suppliers and purchases components pursuant to purchase orders placed from time to time in the ordinary course of business. Significant delays by suppliers in supplying necessary components to the Company on favorable terms would adversely affect the Company's ability to obtain and deliver products on a timely and competitive basis.

     Patent Protection and Proprietary Information. The Company holds one United States patent and has filed three patent applications covering the design and certain technological aspects of the sofPulse and a specific signal for accelerating tissue repair. The Company believes that patent protection is of material importance to its business and anticipates that it will apply for additional patents as it deems appropriate. There can be no assurance, however, as to the breadth or degree of protection which future patents, if any, may afford the Company, that any patent applications will result in issued patents or that patents will not be circumvented or invalidated. Rapid technological development in the medical devices industry results in extensive patent filings and a rapid rate of issuance of new patents in the industry. Although the Company believes that its products do not and will not infringe patents or violate proprietary rights of others, it is possible that infringement of existing or future patents or proprietary rights of others has occurred or may occur. In the event the Company's products infringe patents or proprietary rights of others, the Company may be required to modify the design of its products or obtain a license. There can be no assurance that the Company will be able to do so in a timely manner, upon acceptable terms and conditions or at all. The failure to do any of the foregoing could have a material adverse effect upon the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement action or proprietary rights of others and the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company.

     The Company also relies on proprietary processes and employs various methods to protect the concepts, ideas and documentation of its proprietary products. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such processes or obtain access to the Company's proprietary processes, ideas and documentation. Furthermore, although the Company has confidentiality agreements with its employees and appropriate vendors, certain of these agreements expire over the next three to five years and, accordingly, there can be no assurance that such arrangements will adequately protect the Company. See "Business--Patents and Proprietary Information."

     Potential Product Liability and Warranty Expense. The Company may be exposed to potential product liability claims by patients who use the Company's products. Although the Company has not experienced any product liability claims to date, the Company maintains a general liability insurance policy, which includes aggregate product liability coverage of $2,000,000. The Company believes that its present insurance coverage is adequate for the types of products currently marketed. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at a reasonable cost. The Company has named its sofPulse manufacturer as an additional insured. The Company has indemnified the Miami Heart Institute ("MHI") against any claims, damages or liabilities incurred by MHI in connection with its use of the sofPulse in a current clinical study. The Company also expects that it will be required to indemnify other research institutions against product liability claims incurred by them as a result of the use of the Company's products in research and clinical studies. The Company anticipates that these indemnification obligations will be covered by the Company's liability insurance. In the event of a partially or completely uninsured successful claim against the Company, or in the event an indemnification claim is made against the Company, the Company's business and financial condition could be materially adversely affected. The Company warrants its products to be free from defects in materials and workmanship for a one-year period. Although warranty expenses have been negligible to date, there can be no assurance that future warranty expenses will not have a material adverse effect on the Company.

     Dependence on Key Personnel and Consultants. The Company's success may also be dependent upon the ability of the Company to hire and retain additional financial, research, technical and marketing personnel. Competition for qualified employees among medical products companies is intense, and the inability to attract, retain and motivate additional highly skilled employees, could adversely affect the Company's business and prospects. There can be no assurance that the Company will be able to retain its existing personnel or attract additional qualified employees. See "Management."

     Related Party Transactions; Potential Conflicts of Interest. The Company has engaged in certain transactions with persons related to David Saloff, Chairman, President and Chief Executive Officer of the

Company, which could involve potential conflicts of interest. In September 1992, the Company borrowed $100,000 from Phyllis Saloff, the mother of David Saloff. In December 1992, Mrs. Saloff converted such indebtedness into 21,012 shares of Common Stock and loaned the Company an additional $150,000 which was convertible into shares of Common Stock at the rate of $5.42 per share. In April 1993, the Company issued to Mrs. Saloff warrants to purchase an aggregate of 8,121 shares of Common Stock at a price of $1.55 per share as consideration for extending the maturity of her indebtedness; granted options to Glen Magloff, Mr. Saloff's brother-in-law, to purchase 12,915 shares at a price of $1.55 per share as an inducement for Mr. Magloff to become the Company's Manager of Customer Relations; and borrowed $200,000 from Murray Feldman, the uncle of Mr. Saloff. As consideration for extending their indebtedness in August 1993, Mrs. Saloff and Mr. Feldman received warrants to purchase 8,717 and 11,622 shares of Common Stock, respectively, exercisable at $5.42 per share and such indebtedness was made convertible into shares of Common Stock at $5.42 per share. In addition, from June 1994 to September 1994, Mr. Feldman loaned $800,000 to the Company for working capital purposes. In connection with such loan, the Company issued to Mr. Feldman, warrants to purchase an aggregate of 61,985 shares of Common Stock at a price of $5.42. In November 1995, Mr. Feldman converted an aggregate of $1,000,000 principal amount promissory notes into 195,945 shares of Common Stock and received warrants to purchase 300,000 shares of Common Stock at a price of $6.25 per share. The Company has also entered into various lending transactions with Dr. Lawrence Schlesinger, a former director of the Company, and from March 1995 through April 1995, borrowed an aggregate of $400,000 from Mr. Saloff. All of the Company's indebtedness to Mrs. Saloff, Dr. Schlesinger and Mr. Saloff has been repaid. The Company believes that the terms of the transactions between the Company and its affiliates have been on terms no less favorable to the Company than could be obtained from unaffiliated parties. Nevertheless, there can be no assurance that such transactions and arrangements or future transactions and arrangements between the Company and its affiliates were or will be advantageous to the Company, that conflicts of interest will not arise with respect thereto, or that if conflicts do arise, they will be resolved in a manner favorable to the Company.

     Outstanding Options, Warrants and Convertible Securities. As of the date of this Prospectus, there will be 322,840 shares of Common Stock reserved for issuance upon the exercise of stock options under the Company's Stock Option Plan, of which options to purchase 206,774 shares have been granted at exercise prices ranging from $1.55 to $8.25 per share. There will also be reserved for issuance 3,434,657 shares of Common Stock issuable upon the exercise of outstanding warrants at exercise prices ranging from $.01 to $9.00 and 421,950 shares reserved for issuance upon conversion of Preferred Stock. Exercise or conversion of the foregoing options, warrants or Preferred Stock will have a dilutive effect on the Company's stockholders. Moreover, the terms upon which the Company may be able to obtain additional equity may be adversely affected, since the holders of the options can be expected to exercise them, if at all, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options.

     Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue additional preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its authorized preferred stock, there can be no assurance that the Company will not do so in the future.

     Possible Volatility of Market Price of Common Stock and Warrants. The market price for the Company's securities may be highly volatile as has been the case with the securities of other companies in emerging businesses. Factors such as the Company's financial results and introduction of new products by the Company or its competitors, and various factors affecting the healthcare industry generally, may have a significant impact on the market price of the Company's securities. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies particularly of small and emerging growth companies, the common stock of which trade in the over-the-counter-market have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

     No Dividends. The Company has not paid any cash dividends to date. It is the Company's intention to retain earnings, if any, to finance the operation and expansion of its business and, therefore, it does not expect to pay cash dividends in the foreseeable future.

     Limitation of Liability of Directors and Officers. The Company's Certificate of Incorporation limits the liability of a director of the Company for monetary damages for breach of duty as a director, subject to certain exceptions. In addition, the Certificate of Incorporation provides for the Company to indemnify, under certain conditions, directors, officers, employees and agents of the Company against all expenses, liabilities and losses reasonably incurred by such persons in connection therewith. The foregoing provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

     Shares Eligible for Future Sale. As of the date of this Prospectus, the Company has 3,074,474 shares of Common Stock outstanding, of which the 1,250,000 shares of Common Stock are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining 1,824,474 shares of Common Stock outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act and may be sold without registration pursuant to such rule. The 939,523 shares of Common Stock held by the Selling Stockholders (and the 3,789,607 shares issuable upon the exercise or conversion of outstanding warrants and Preferred Stock) have been included in the Registration Statement of which this Prospectus forms a part. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market will likely adversely affect prevailing market prices for the Common Stock and the Warrants and could impair the Company's ability to raise capital through the sale of its equity securities. The Selling Stockholders and brokers or dealers engaged by the Selling Stockholders in connection with sales of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act.

     Possible Delisting of Securities from NASDAQ System; Risks Relating to Low-Priced Stocks. The Company's Common Stock and Warrants are currently for listed on NASDAQ. In order to continue to be listed on NASDAQ, however, the Company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market- makers and a minimum bid price of $1.00 per share; provided, however, that if the Company falls below such minimum bid price, it will remain eligible for continued inclusion in NASDAQ if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's securities from NASDAQ, and trading, if any, in the Company's securities would thereafter be conducted in the non-NASDAQ over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were to become delisted from trading on NASDAQ and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock and Warrants, which could severely limit the market liquidity of the Common Stock and Warrants and the ability of purchasers in this offering to sell the Common Stock and Warrants in the secondary market.

                                 USE OF PROCEEDS

     In the event that the Public Warrants, Private Warrants and Underwriter's Warrants are exercised, of which there can be no assurance, the Company would realize up to approximately $18,068,970 in net proceeds. Any such proceeds will be used by the Company for working capital and general corporate purposes. The Underwriter's Warrants contain a "cashless" exercise provision which entitles the holder to surrender the warrant in exchange for shares of Common Stock with a value equal to the difference between the exercise price of the warrants and the market price of the Common Stock on the date of exercise. The Company has agreed to pay certain expenses in connection with this offering, currently estimated to be approximately $20,000. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders or upon the conversion of Preferred Stock.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     An aggregate of up to 4,010,380 shares of Common Stock may be offered and sold pursuant to this Prospectus by certain persons (the "Selling Stockholders"), including 3,070,857 shares issuable upon exercise of the Private Warrants and the Underwriter's Warrants and upon conversion of the Preferred Stock. The Private Warrants are exercisable to purchase 2,461,407 shares of Common Stock at exercise prices ranging from $.01 to $9.00 per share. The Underwriter's Warrants are exercisable to purchase 125,000 shares of Common Stock at an exercise price of $7.00 per share and warrants to purchase 62,500 warrants (the "Underlying Warrants") at an exercise price of $.14 per warrant. Each of the Underlying Warrants is exercisable to purchase one share of Common Stock at an exercise price of $6.00. The Company has agreed to register such shares under the Securities Act and to pay all expenses in connection therewith (other than brokerage commissions and fees and expenses of counsel). Such shares have been included in the Registration Statement of which this Prospectus forms a part. The Registration Statement covers resales of the Common Stock, not the issuance of Common Stock pursuant to exercise or conversion of outstanding warrants or Preferred Stock. Except as described below, none of the Selling Stockholders has ever held any position or office with the Company or had any other material relationship with the Company

     The following table sets forth certain information with respect to the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

                                                                 Beneficial Ownership    Beneficial Ownership
Selling Stockholder                                                Prior to Sale(1)      After Offering(1)(2)
- -------------------                                                ----------------      --------------------
Jeffrey S. Aaron..........................................            9,934(3)                    - 0 -
Trust of Thomas C. & Gail Rowen...........................            39,734(3)                   - 0 -
Richard Sher..............................................            19,867(3)                   - 0 -
Chris F. Osmers...........................................            9,934(3)                    - 0 -
James T. O'Hara...........................................            9,934(3)                    - 0 -
William Denicolo..........................................            9,934(3)                    - 0 -
Harold P. Cunningham......................................            19,867(3)                   - 0 -
Robert P. Grindley........................................            9,934(3)                    - 0 -
Harry T. & Carol A. Griffin...............................            4,967(3)                    - 0 -
Edward Willard............................................            39,734(3)                   - 0 -
Richard Brownstein........................................            14,934(3)(4)                - 0 -
Irving H. Markowitz Retirement Fund.......................            14,901(3)                   - 0 -
Virginia Bahler...........................................            9,934(3)                    - 0 -
Gulfstream Asset Management Corp. Retirement Trust........            24,867(3)(4)                - 0 -
Michael G. Chieco.........................................            4,967(3)                    - 0 -
Porter J. Womeldorff......................................            4,967(3)                    - 0 -
Anthony J. K. Kim PC......................................            4,967(3)                    - 0 -
Frances L. Koretz Trust...................................            4,967(3)                    - 0 -

Jacques Gustavsson........................................            19,867(3)                   - 0 -
Home Corporation..........................................            4,967(3)                    - 0 -
Morris Stein..............................................            9,934(3)                    - 0 -
Robert A. Woods...........................................            4,967(3)                    - 0 -
Robert W. Hazard..........................................            4,967(3)                    - 0 -
Kurt Barnes...............................................            4,967(3)                    - 0 -
Oscar Boonshoft...........................................            19,867(3)                   - 0 -
Dr. Christian Flecther....................................            9,934(3)                    - 0 -
Gregory R. & Dennis R. Gomes..............................            29,801(3)                   - 0 -
Ralph V. Lewis............................................            19,867(3)                   - 0 -
John Williard Marriott III................................            9,934(3)                    - 0 -
Kenneth M. Reed, M.D......................................            4,967(3)                    - 0 -
Barry A. Weinstein........................................            4,967(3)                    - 0 -
David J. Goldstein........................................            4,967(3)                    - 0 -
Joseph P. & Mary M. Saba..................................            4,967(3)                    - 0 -
Mark Hess.................................................            4,967(3)                    - 0 -
Richard Browdy............................................            4,967(3)                    - 0 -
David Greenfield..........................................            4,967(3)                    - 0 -
Scone Investment L.P......................................            4,967(3)                    - 0 -
Richard Miller............................................            14,967(3)(4)                - 0 -
J. Roy Duggan Living Trust................................            19,867(3)                   - 0 -
Lewis Merenstein..........................................            4,967(3)                    - 0 -
Benner & Associates(5)....................................            4,967(3)                    - 0 -
Joseph Pagano.............................................            4,967(3)                    - 0 -
A. Terry Speizer..........................................            14,934(3)(4)                - 0 -
Howard D. Harlow..........................................            4,967(3)                    - 0 -
Robert P. Hauptfuhrer.....................................            9,934(3)                    - 0 -
David Kahane..............................................            14,934(3)(4)                - 0 -
Lawrence Schlesinger......................................            41,923(3)                   - 0 -
Phyllis Saloff(6).........................................            8,717(7)(23)                - 0 -
Murray Feldman(8).........................................            589,552(9)(15)(16)          - 0 -
Arthur Pilla(10)..........................................            41,969(11)(7)               - 0 -
Joseph and Maureen Galetto................................            5,000(12)                   - 0 -
Bruce Benner(13)..........................................            10,000(12)                  - 0 -
Dr. Daniel Roero..........................................            5,000(12)                   - 0 -
Richard Friedman..........................................            70,000(21)(22)              - 0 -
Merv Adelson Trust........................................            20,000(12)                  - 0 -
Ronald S. Lushing Trust of 1987...........................            10,000(12)                  - 0 -
Michael Karlin............................................            10,000(12)                  - 0 -
David Letterman...........................................            10,000(12)                  - 0 -
Mark Segal & Arleen Segal Family Trust....................            10,000(12)                  - 0 -
Fred and Sharon R. Nigro..................................            10,000(12)                  - 0 -
Howard Segal..............................................            5,000(12)                   - 0 -
Eli Grossman..............................................            10,000(12)                  - 0 -
Landau Living Trust.......................................            10,000(12)                  - 0 -
Quad Capital Partners.....................................            10,000(12)                  - 0 -
Universal Partners, L.P...................................            10,000(12)                  - 0 -
Savin Carlson Investment Pension..........................            5,000(12)                   - 0 -
Murray Frank..............................................            5,000(12)                   - 0 -
Whale Securities Co., L.P.................................            90,164(3)(14)               - 0 -
Norton Herrick............................................            2,143,900(17)(24)           - 0 -
MESA......................................................            100,000(18)                 - 0 -
Craig Shapiro.............................................            40,000(19)                  - 0 -

Dr. Gordon Segal..........................................            20,000(20)                  - 0 -


     (1) Assumes all of the Private Warrants and Preferred Stock are exercised or converted and no additional shares are acquired.

     (2) Assumes all of the shares are sold by the Selling Stockholders.

     (3) Such shares (50,164 of such shares in the case of Whale Securities Co., L.P.) cannot be sold until at least June 12, 1996 without the prior written consent of Paragon; provided that 50% of such shares may be sold on or after June 12, 1996; 25% of the shares may be sold on or after November 12, 1996; and 25% of the shares may be sold on or after May 12, 1997.

     (4) 5,000 of such shares (10,000 shares in the case of Richard Miller) cannot be sold prior to June 12, 1996 without the prior written consent of Paragon.

     (5) Bruce Benner, a director of the Company, is President of Benner & Associates.

     (6) Mrs. Saloff is the mother of David Saloff, Chairman of the Board, President and Chief Executive Officer of the Company.

     (7) Such shares cannot be sold prior to May 12, 1997 without the prior written consent of Paragon.

     (8) Murray Feldman is the uncle of David Saloff.

     (9) 20,000 of such shares cannot be sold prior to June 12, 1996 without the prior written consent of Paragon.

     (10) Dr. Pilla is Chairman of the Company's Scientific and Medical Advisory Board and is a director of the Company.

     (11) Consists of 41,969 shares issuable upon exercise of warrants.

     (12) Such shares cannot be sold prior to June 12, 1996 without the prior written consent of Paragon.

     (13) Bruce Benner is a director of the Company.

     (14) Consists of 90,164 shares issuable upon exercise of warrants.

     (15) 269,552 of such shares cannot be sold prior to May 12, 1997 without the prior written consent of Paragon.

     (16) Includes 373,607 shares which are issuable upon the exercise of warrants.

     (17) Consists of 421,950 shares of Preferred Sock and 1,721,950 shares issuable upon exercise of warrants.

     (18) Consists of 100,000 shares issuable upon exercise of warrants.

     (19) Consists of 40,000 shares issuable upon exercise of warrants.

     (20) Consists of 20,000 shares issuable upon exercise of warrants.

     (21) Includes 65,000 shares issuable upon exercise of warrants.

     (22) 5,000 of such shares cannot be sold prior to June 12, 1996 without the prior written consent of Paragon. (23) Consists of 8,717 shares issuable upon exercise of warrants.

     (24) Such shares cannot be sold until at least May 13, 1996; provided that one third of such shares may be sold on or after May 13, 1996; one third of such shares may be sold on or after November 13, 1996; and one third of such shares may be sold on or after February 13, 1997.

     No sales of shares by the Selling Stockholders will be permitted unless the Company has a current registration statement on file with the Commission covering the shares. The Company has agreed to maintain a current prospectus in order to permit sales by the Selling Stockholders and, in accordance with applicable law, intends to supplement or amend the prospectus from time to time to provide material information required by law to keep the prospectus current, including the commencement of the offering by the Selling Stockholders, the Underwriter's consent to earlier resales, the amount of shares permitted to be sold and the identities of the Selling Stockholders. The Company does not anticipate that its agreement to maintain a current prospectus will have a significant effect on the Company's financial condition. In the event that the Company fails to maintain a current prospectus, under certain circumstances, it could become liable for damages. There has been no determination by Paragon of the circumstances or conditions under which Paragon may consent to sales of shares by the Selling Stockholders prior to the termination of any contractual restrictions. Paragon has advised the Company that it has no present intention to do so. The Selling Stockholders have been advised that any sales of shares in New Jersey must be sold through broker dealers who are registered in New Jersey.

     The Common Stock may be offered and sold from time to time as market conditions permit the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. The Selling Stockholders and such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

                               PRIOR UNDERWRITING

     On May 12, 1995, the Company's Registration Statement on Form SB-2 was declared effective by the Securities and Exchange Commission. The Company sold 1,250,000 shares of Common Stock at a public price and Public Warrants to purchase 625,000 shares of Common Stock. The Public Warrants are exercisable from June 12, 1996 until May 12, 1998 at an exercise price of $6.00 per share, subject to the terms of the Public Warrants, which are set forth in the Warrant Agreement among the Company, North American Transfer Co. and Paragon.

     The Company has agreed, in connection with the exercise of the Public Warrants pursuant to solicitation, to pay Paragon for bona fide services a fee of 5% of the exercise price for each Public Warrant exercised, provided, however, that Paragon will not be entitled to receive such compensation in the Public Warrant exercise transaction in which (i) the market price of the Common Stock at the time of exercise is lower than the exercise price of the Public Warrants; (ii) the Public Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made in documents provided to holders of the Public Warrants at the time of exercise; or (iv) the transaction was in violation of Rule 10b-6 promulgated under the Exchange Act. In addition to soliciting the exercise of the Public Warrants, either orally or in writing, such services may also include disseminating information, wither orally or in writing, to the holders of the Public Warrants concerning the Company and the market for the Company's securities and assisting in the processing of the exercise of the Warrants.

                                 INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

     Article Ninth of the Company's Certificate of Incorporation and Article XVII of the Company's By-laws provide that all persons who the Company is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Company to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article Tenth of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for any monetary damages for breaches of fiduciary duty of loyalty to the Company or its stockholders' (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation of Law of the state of Delaware; or
(iv) for any transaction from which the director derived an improper personal benefit.

     Sections 6 and 7 of the Underwriting Agreement dated May 12, 1995 between the Company and Paragon provide for the indemnification of the Company's officers, directors and control persons under certain circumstances.

     Insofar as indemnification for liabilities under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Tenzer Greenblatt LLP, New York, New York.

                                     EXPERTS

     The financial statements of Electropharmacology, Inc. as of and for the years ended December 31, 1995 and December 31, 1994, incorporated by reference in this Prospectus and Registration Statement have been audited by

BDO Seidman, LLP, independent auditors, as set forth in their respective reports thereon incorporated by reference herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission") a registration statement (the "Registration Statement"), under the Securities Act with respect to the shares offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy and security other than the shares offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.


                                -----------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information .....................................................    2
Information Incorporated by Reference .....................................    2
Prospectus Summary ........................................................    3
Risk Factors ..............................................................    8
Use of Proceeds ...........................................................   17
Selling Stockholders and Plan of
  Distribution ............................................................   17
Prior Underwriting ........................................................   20
Indemnification ...........................................................   21
Legal Matters .............................................................   21
Experts ...................................................................   21
Additional Information ....................................................   22

================================================================================


================================================================================




                              4,729,130 Shares of

                                  Common Stock



                                -----------------


                              ELECTROPHARMACOLOGY,
                                      INC.


                                -----------------


                                   PROSPECTUS

                                -----------------




                          _________________ ___, 1996


================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

                                                                  Amount
                                                                  ------

Registration Fee                                               $    6,040.66

Printing                                                            1,000.00

Legal and Accounting Fees and Expenses                              9,000.00

Transfer Agents and Registrars Fees                                 1,000.00

Miscellaneous                                                       2,959.34
                                                               -------------
         TOTAL                                                 $   20,000.00
                                                               =============

     The above fees will be paid by the Company.

Item 15.  Indemnification of Directors and Officers

     Section 102(b)(7) of the Delaware General Corporation Law ("Delaware Law") permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the fullest extent permitted by Delaware Law.

     Section 145 of Delaware Law ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any nonderivative suit or proceeding, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     With respect to derivative actions, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

     Reference is made to Article Tenth of the Certificate of Incorporation, as amended, of the Registrant for the provisions which the Registrant has adopted relating to indemnification of officers, directors, employees and agents.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Item 16. Exhibits

     (a) Exhibits

Exhibit No.
- -----------

5                 Opinion of Tenzer Greenblatt LLP regarding legality of securities being registered.**

23.1              Consent of BDO Seidman, LLP.**

23.2              Consent of Tenzer Greenblatt LLP (included in Exhibit 5).**

24                Power of Attorney (included in the signature page).**

- ----------------------

**   Filed Herewith

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

          (3) To remove by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For the purpose of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Pompano Beach, State of Florida, on the 16th day of May 1996.

                                            ELECTROPHARMACOLOGY, INC.

                                            By: /s/ David Saloff
                                               --------------------------------
                                               David Saloff, President

     KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Saloff, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or agent or substitute lawfully does or causes to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:

            Name                                            Title                        Date
            ----                                            -----                        ----
      /S/ DAVID SALOFF                            Chairman of the Board,             May 16, 1996
- --------------------------------                  President and Chief
      David Saloff                                Executive Officer
                                                  (Principal Executive Officer)



      /S/ DONALD F. SOLDATIS                      Chief Financial Officer            May 16, 1996
- --------------------------------                  (Principal Financial
      Donald F. Soldatis                          and Accounting Officer)


      /S/ THOMAS T. LEWIS                         Director                           May 16, 1996
- --------------------------------
      Thomas T. Lewis

      /S/ LARRY HAIMOVITCH                        Director                           May 16, 1996
- --------------------------------
      Larry Haimovitch

      /S/ BRUCE BENNER                            Director                           May 16, 1996
- --------------------------------
      Bruce Benner

      /S/ STANLEY BECK                            Director                           May 16, 1996
- --------------------------------
      Stanley Beck

      /S/ DR. ARTHUR PILLA                        Director                           May 16, 1996
- --------------------------------
      Dr. Arthur Pilla